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Exhibit 4.2

               CERTIFICATE OF DESIGNATIONS OF THE PREFERRED STOCK
                                       OF
                             GATEFIELD CORPORATION
                                TO BE DESIGNATED
                     SERIES C-1 CONVERTIBLE PREFERRED STOCK

       GATEFIELD CORPORATION, a Delaware corporation (the "Corporation"), pursuant to authority conferred on the Board of Directors of the Corporation by the Certificate of Incorporation and in accordance with the provisions of
Section 151 of the General Corporation Law of the State of Delaware, certifies that the Board of Directors of the Corporation, at a meeting duly called and held, at which a quorum was present and acting throughout, duly adopted the following resolution:

       RESOLVED: That, pursuant to the authority expressly granted to and vested in the Board of Directors of the Corporation in accordance with the provisions of its Certificate of Incorporation, a series of Preferred Stock of the Corporation be and hereby is established, consisting of 500,000 shares, to be designated "Series C-1 Convertible Preferred Stock" (hereinafter "Series C-1 Preferred Stock"); that the Board of Directors be and hereby is authorized to issue such shares of Series C-1 Preferred Stock from time to time and for such consideration and on such terms as the Board of Directors shall determine; and that, subject to the limitations provided by law and by the Certificate of Incorporation, the powers, designations, preferences and relative, participating, optional or other special rights of, and the qualifications, limitations or restrictions upon, the Series C-1 Preferred Stock shall be as follows:

       1.     DIVIDENDS.

              (a) The holders of shares of Series C-1 Preferred Stock shall be entitled to receive dividends of $0.57143 per share per annum (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), payable only when, as and if declared by the Board of Directors. Such dividends shall not be cumulative and no right to such dividends shall accrue to the holders of shares of Series C-1 Preferred Stock unless declared by the Board of Directors.

              (b) The Corporation shall not declare or pay any distributions (as defined below) on shares of Common Stock unless the Corporation has paid or set apart dividends with respect to the Series C-1 Preferred Stock equal in the aggregate to not less than the total amount of dividends which would have been payable with respect to the shares of Series C-1 Preferred Stock from their respective dates of issuance if dividends under paragraph (a) of this Section 1 were mandatory and cumulative.

              (c) For purposes of this Section 1, unless the context requires otherwise, "distribution" shall mean the transfer of cash or property without consideration, whether by way of dividend or otherwise, payable other than in Common Stock or other securities of the Corporation, or the purchase or redemption of shares of the Corporation (other than repurchases of Common Stock held by employees or directors of, or consultants to, the Corporation upon termination of their employment or services pursuant to agreements providing for such repurchase at a price equal to the original issue price of such shares and other than redemptions in liquidation or dissolution of the Corporation) for cash or property, including any such transfer, purchase or redemption by a subsidiary of this Corporation.


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       2.     LIQUIDATION, DISSOLUTION OR WINDING UP; CERTAIN MERGERS,
              CONSOLIDATIONS AND ASSET SALES.

              (a) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, including any insolvency or bankruptcy proceeding affecting the Company which is not dismissed within sixty (60) days of the filing thereof, the holders of shares of Series C-1 Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, after and subject to the payment in full of all amounts required to be distributed to the holders of Series B Convertible Preferred Stock (the "Series B Preferred Stock") and the holders of any other class or series of stock of the Corporation ranking on liquidation prior and in preference to the Series C-1 Preferred Stock, but before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series C-1 Preferred Stock (such Common Stock and other stock being collectively referred to as "Junior Stock") by reason of their ownership thereof, an amount equal to the greater of (i) $19.047619 per share (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus any declared and unpaid dividends, or (ii) such amount per share as would have been payable had each such share been converted into Common Stock pursuant to Section 4 immediately prior to such liquidation, dissolution or winding up. If upon any such liquidation, dissolution or winding up of the Corporation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series C-1 Preferred Stock the full amount to which they shall be entitled, the holders of shares of Series C Convertible Preferred Stock (the "Series C Preferred Stock"), the holders of shares of Series C-1 Preferred Stock and the holders of shares of any other class or series of stock ranking on liquidation on a parity with the Series C-1 Preferred Stock shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective amounts which would otherwise be payable in respect of the shares held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

              (b) After the payment of all preferential amounts required to be paid to the holders of Series B Preferred Stock, the holders of any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series B Preferred Stock, the holders of Series C Preferred Stock, the holders of Series C-1 Preferred Stock and the holders of any other class or series of stock of the Corporation ranking on liquidation on a parity with the Series C-1 Preferred Stock, upon the dissolution, liquidation or winding up of the Corporation, the holders of shares of Junior Stock then outstanding shall be entitled to receive the remaining assets and funds of the Corporation available for distribution to its stockholders.

              (c) In the event of any merger or consolidation of the Corporation into or with another corporation (except one in which the holders of capital stock of the Corporation immediately prior to such merger or consolidation continue to hold at least 80% by voting power of the capital stock of the surviving corporation), or the sale of all or substantially all the assets of the Corporation, if the holders of at least 51% of the then outstanding shares of Series B Preferred Stock so elect by giving written notice thereof to the Corporation at least three days before the effective date of such event, then such merger, consolidation or asset sale shall be deemed to be a liquidation of the Corporation, and all consideration payable to the stockholders of the Corporation (in the case of a merger or consolidation), or all consideration payable to the Corporation, together with all other available assets of the Corporation (in the case of an asset sale), shall be distributed to the holders of capital stock of the Corporation in accordance with Subsections 2(a) and 2(b) above. The Corporation shall promptly provide to the holders of shares of Series C-1 Preferred Stock such information concerning the terms of such merger, consolidation or asset sale and the value of the assets of the Corporation as may reasonably be requested by the holders of Series C-1 Preferred Stock. If the holders of the Series B Preferred Stock make such an


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election, the Corporation shall use its best efforts to amend the agreement or plan of merger or consolidation to adjust the rate at which the shares of capital stock of the Corporation are converted into or exchanged for cash, new securities or other property to give effect to such election. The amount deemed distributed to the holders of Series C-1 Preferred Stock upon any such merger or consolidation shall be the cash or the value of the property, rights or securities distributed to such holders by the acquiring person, firm or other entity. The value of such property, rights or other securities shall be determined in good faith by the Board of Directors of the Corporation. If no notice of the election permitted by this Subsection (c) is given, the provisions of Subsection 4(h) shall apply.

       3.     VOTING.

              (a) Each holder of outstanding shares of Series C-1 Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Series C-1 Preferred Stock held by such holder are then convertible (as adjusted from time to time pursuant to Section 4 hereof), at each meeting of stockholders of the Corporation (and written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Except as provided by law, by the provisions of Subsection 3(b) or Subsection 3(c) below or by the provisions establishing any other series of Preferred Stock, holders of Series C-1 Preferred Stock and of any other outstanding series of Preferred Stock shall vote together with the holders of Common Stock as a single class.

              (b) The Corporation shall not amend, alter or repeal the preferences, special rights or other powers of the Series C-1 Preferred Stock so as to affect adversely the Series C-1 Preferred Stock without the written consent or affirmative vote of the holders of a majority of the then outstanding shares of Series C-1 Preferred Stock given in writing or by vote at a meeting, consenting or voting (as the case may be) separately as a class. For this purpose, without limiting the generality of the foregoing, the authorization of any shares of capital stock on a parity with, or with priority or preference over, the Series C-1 Preferred Stock as to the right to receive either dividends or amounts distributable upon liquidation, dissolution or winding up of the Corporation shall be deemed to affect adversely the Series C-1 Preferred Stock.

       4. OPTIONAL CONVERSION. The holders of the Series C-1 Preferred Stock shall have conversion rights as follows (the "Conversion Rights"):

              (a) RIGHT TO CONVERT. Each share of Series C-1 Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing $19.047619 by the Conversion Price (as defined below) in effect at the time of conversion. The "Conversion Price" shall initially be $0.65 per share. Such initial Conversion Price, and the rate at which shares of Series C-1 Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In addition, any declared and unpaid dividends in respect of shares of Series C-1 Preferred Stock surrendered for conversion shall be convertible into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the aggregate dollar amount of such declared and unpaid dividends by the Conversion Price.

       In the event of a notice of redemption of any shares of Series C-1 Preferred Stock pursuant to Section 5 hereof, the Conversion Rights of the shares designated for redemption shall terminate at the close of business on the fifth business day preceding the date fixed for redemption, unless the redemption price is not paid when due, in which case the Conversion Rights for such shares shall continue until such price is paid in full. In the event of a liquidation of the Corporation, the Conversion Rights shall terminate


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at the close of business on the first full day preceding the date fixed for the payment of any amounts distributable on liquidation to the holders of Series C-1 Preferred Stock.

              (b) FRACTIONAL SHARES. No fractional shares of Common Stock shall be issued upon conversion of the Series C-1 Preferred Stock. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price.

              (c)    MECHANICS OF CONVERSION.

                     (i) In order for a holder of Series C-1 Preferred Stock to convert shares of Series C-1 Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Series C-1 Preferred Stock, at the office of the transfer agent for the Series C-1 Preferred Stock (or at the principal office of the Corporation if the Corporation serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Series C-1 Preferred Stock represented by such certificate or certificates. Such notice shall state such holder's name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Corporation if the Corporation serves as its own transfer agent) shall be the conversion date ("Conversion Date"). The Corporation shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Series C-1 Preferred Stock, or to his or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash in lieu of any fraction of a share.

                     (ii) The Corporation shall at all times when the Series C-1 Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the Series C-1 Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Series C-1 Preferred Stock. Before taking any action which would cause an adjustment reducing the Conversion Price below the then par value of the shares of Common Stock issuable upon conversion of the Series C-1 Preferred Stock, the Corporation will take any corporate action which may, in the opinion of its counsel, be necessary in order that the Corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at such adjusted Conversion Price.

                     (iii) Subject to Subsection 4(a) above, upon any such conversion, all declared and unpaid dividends on the shares of Series C-1 Preferred Stock surrendered for conversion shall be paid to the holders thereof.

                     (iv) All shares of Series C-1 Preferred Stock which shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and payment of any dividends declared but unpaid thereon. Any shares of Series C-1 Preferred Stock so converted shall be retired and canceled and shall not be reissued, and the Corporation (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized Series C-1 Preferred Stock accordingly.


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                     (v)    The Corporation shall pay any and all issue and
other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Series C-1 Preferred Stock pursuant to this Section 4. The Corporation shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Series C-1 Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid.

              (d) ADJUSTMENT FOR STOCK SPLITS AND COMBINATIONS. If the Corporation shall at any time or from time to time after the filing of this Certificate of Designations effect a subdivision of the outstanding Common Stock, the Conversion Price then in effect immediately before that subdivision shall be proportionately decreased. If the Corporation shall at any time or from time to time after the filing of this Certificate of Designations combine the outstanding shares of Common Stock, the Conversion Price then in effect immediately before the combination shall be proportionately increased. Any adjustment under this paragraph shall become effective at the close of business on the date the subdivision or combination becomes effective.

              (e) ADJUSTMENT FOR CERTAIN DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time, or from time to time after the filing of this Certificate of Designations shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price for the filing of this Certificate of Designations Series C-1 Preferred Stock then in effect shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying the Conversion Price for the Series C-1 Preferred Stock then in effect by a fraction:

                     (1) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

                     (2) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

       PROVIDED, HOWEVER, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for the Series C-1 Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for the Series C-1 Preferred Stock shall be adjusted pursuant to this paragraph as of the time of actual payment of such dividends or distributions; and provided further, however, that no such adjustment shall be made if the holders of Series C-1 Preferred Stock simultaneously receive a dividend or other distribution of shares of Common Stock in a number equal to the number of shares of Common Stock as they would have received if all outstanding shares of Series C-1 Preferred Stock had been converted into Common Stock on the date of such event.

              (f) ADJUSTMENTS FOR OTHER DIVIDENDS AND DISTRIBUTIONS. In the event the Corporation at any time or from time to time after the filing of this Certificate of Designations shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of the Series C-1 Preferred


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Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had the Series C-1 Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this paragraph with respect to the rights of the holders of the Series C-1 Preferred Stock; and provided further, however, that no such adjustment shall be made if the holders of Series C-1 Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities as they would have received if all outstanding shares of Series C-1 Preferred Stock had been converted into Common Stock on the date of such event.

              (g) ADJUSTMENT FOR RECLASSIFICATION, EXCHANGE, OR SUBSTITUTION. If the Common Stock issuable upon the conversion of the Series C-1 Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below or in Subsection 2(c) hereof) at any time or from time to time after the filing of this Certificate of Designations, then and in each such event the holder of each such share of Series C-1 Preferred Stock shall have the right thereafter to convert each such share into the kind and amount of shares of stock and other securities and property receivable upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of Series C-1 Preferred Stock might have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

              (h) ADJUSTMENT FOR MERGER OR REORGANIZATION, ETC. In case of any consolidation or merger of the Corporation with or into another corporation or the sale of all or substantially all of the assets of the Corporation to another corporation (other than a consolidation, merger or sale which is covered by Subsection 2(c)) at any time or from time to time after the filing of this Certificate of Designations, each share of Series C-1 Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of stock or other securities or property to which a holder of the number of shares of Common Stock of the Corporation deliverable upon conversion of such Series C-1 Preferred Stock would have been entitled upon such consolidation, merger or sale; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section 4 set forth with respect to the rights and interest thereafter of the holders of the Series C-1 Preferred Stock, to the end that the provisions set forth in this Section 4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of the Series C-1 Preferred Stock.

              (i) NO IMPAIRMENT. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series C-1 Preferred Stock against impairment.

              (j) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to this
Section 4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to


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each holder of Series C-1 Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series C-1 Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series C-1 Preferred Stock.

              (k)    NOTICE OF RECORD DATE.  In the event:

                     (i) that the Corporation declares a dividend (or any other distribution) on its Common Stock payable in Common Stock or other securities of the Corporation;

                     (ii) that the Corporation subdivides or combines its outstanding shares of Common Stock;

                     (iii) of any reclassification of the Common Stock of the Corporation (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Corporation into or with another corporation, or of the sale of all or substantially all of the assets of the Corporation; or

                     (iv) of the involuntary or voluntary dissolution, liquidation or winding up of the Corporation;

              then the Corporation shall cause to be filed at its principal office or at the office of the transfer agent of the Series C-1 Preferred Stock, and shall cause to be mailed to the holders of the Series C-1 Preferred Stock at their last addresses as shown on the records of the Corporation or such transfer agent, at least ten days prior to the date specified in (A) below or twenty days before the date specified in (B) below, a notice stating

                     (A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

                     (B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding up.

       5.     REDEMPTION IN EVENT OF SERIES B PREFERRED STOCK REDEMPTION.

              (a) In the event that all of the shares of the Company's Series B Preferred Stock are redeemed by the Company pursuant to Section 5 of the Certificate of Designations of the Series B Convertible Preferred Stock of the Company, the holders of at least 51% of the then outstanding shares of Series C-1 Preferred Stock may elect to either cause the Company to redeem the shares of Series C-1 Preferred Stock, in whole or in part, at a redemption price equal to $19.047619 per share plus declared and unpaid dividends thereon (subject to adjustment for stock splits, stock dividends, combinations or similar recapitalizations affecting such shares) in cash for each share of Series C-1 Preferred Stock then redeemed (the "Redemption Price"), PROVIDED, HOWEVER, that the holders of shares of Series C-1 Preferred Stock shall not be entitled to cause the Company to redeem the shares of Series C-1 Preferred Stock until all the holders of shares of Series B Preferred Stock have received their full redemption price for the shares redeemed.

              (b) At least fifteen (15) days prior to the date fixed by holders electing to redeem their shares of Series C-1 Preferred Stock ("Redeeming Holders"), for any redemption of Series C-1 Preferred Stock (hereinafter the "Redemption Date"), the Redeeming Holders shall send the Corporation written notice that notifies the Corporation of their election to redeem such shares, specifying the Redemption Date and the number of shares to be redeemed and calling upon the Corporation to pay the Redemption Price (such notice hereinafter referred to as the "Redemption Notice"). On or prior to the Redemption Date, each Redeeming Holder shall surrender his or its certificate or certificates representing such shares to the Corporation, and thereupon the Redemption Price of such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares. From and after the Redemption Date, unless there shall have been a default in payment of the Redemption Price, all rights of the holders of the Series C-1 Preferred Stock designated for redemption in the Redemption Notice as holders of Series C-1 Preferred Stock of the Corporation (except the right to receive the Redemption Price without interest upon surrender of their certificate or certificates) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.



                       [This space left blank intentionally.]



       GATEFIELD CORPORATION has caused this Certificate of Designations to be signed by Timothy Saxe, its authorized officer, this 25th day of May, 1999.

       By:  /s/ Timothy Saxe
          -----------------------------
                Timothy Saxe
                Chief Executive Officer